Exhibit 99.1

News Release

Winnebago Industries, Inc. Announces Upsize and EARLY RESULTS for CASH
TENDER OFFER FOR 6.25% SENIOR SECURED Notes DUE 2028

EDEN PRAIRIE, MINNESOTA, Feb. 18, 2025—Winnebago Industries, Inc. (NYSE: WGO) (the “Company”), a leading manufacturer of outdoor recreation products, today announced early results of its previously announced cash tender offer (the “Tender Offer”) to purchase its 6.250% Senior Secured Notes due 2028 (CUSIP No. 974637AC4 / U9701TAA4) (the “Notes”) and that it is amending the Tender Offer by increasing the maximum aggregate principal amount of Notes it will purchase from $75,000,000 to $100,000,000, exclusive of any applicable premiums paid in connection with the Tender Offer and accrued and unpaid interest. The terms and conditions of the Tender Offer are set forth in an Offer to Purchase dated February 3, 2025 (the “Offer to Purchase”), which was sent to all registered holders (collectively, the “Holders”) of Notes.

As of 5:00 p.m., New York City time, on February 14, 2025 (such date and time, the “Early Tender Date”), according to information provided by D.F. King & Co., Inc., the Tender and Information agent for the Tender Offer, $243,886,000 aggregate principal amount of Notes has been validly tendered and not validly withdrawn as shown in the table below. Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on February 14, 2025.

Title of Security	Issuer	CUSIP Numbers(1)	Principal Amount Outstanding	Tender Cap	Aggregate Principal Amount Tendered at Early Tender Date	Percentage of Outstanding Notes Tendered	Total Consideration(2)(3)	Aggregate Principal Amount Accepted for Purchase
6.250% Senior Secured Notes due 2028	Winnebago Industries, Inc.	974637AC4/ U9701TAA4	$300,000,000	$100,000,000	$243,886,000	81.30%	$1,005.00	$100,000,000

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release, the Offer to Purchase or printed on the Notes. They are provided solely for the convenience of Holders of the Notes.
(2)	Per $1,000 principal amount of Notes.
(3)	Excludes Accrued Interest, which will be paid in addition to the Base Consideration or the Total Consideration, as applicable.

Since the aggregate principal amount of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date exceeds the Tender Cap, Notes tendered after the Early Tender Date will not be accepted for purchase and the principal amount of the Notes accepted for purchase were prorated, on the terms and subject to the conditions of the Tender Offer.

With respect to Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase by the Company, the Company has elected to have an early settlement date to make payment on such Notes on February 20, 2025 (the “Early Settlement Date”). Holders of such Notes will also receive accrued and unpaid interest to, but excluding, the Early Settlement Date.

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase.

J.P. Morgan Securities LLC is the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4818 (collect). Requests for copies of the Offer to Purchase should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the Tender Offer, at (212) 269-5550 (banks and brokers), (800) 848-2998 (toll-free) or email at winnebago@dfking.com.

About Winnebago Industries, Inc.

Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta Boat brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to risks relating to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage the Company’s inventory to meet demand; risk related to cyclicality and seasonality of the Company’s business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with the Company’s suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect the Company’s information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve the Company’s information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance matters, and the Company’s ability to meet its commitments; impairment of goodwill and trade names; risks related to the Company’s outstanding convertible notes and senior secured notes, including the Company’s ability to satisfy its obligations under such notes; changes in recommendations or a withdrawal of coverage by third party security analysts; and other risks and uncertainties as may be described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements should be considered in light of the discussion of risks and uncertainties described under the heading “Risk Factors” contained in the Company’s most recent annual report on Form 10-K, as well as any amendments to such filings, and in other filings with the SEC. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts

Investors: Ray Posadas

ir@winnebagoind.com

Media: Dan Sullivan

media@winnebagoind.com